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                                                                   EXHIBIT 11.01

                                   CONDUCTUS, INC.

                     STATEMENTS OF COMPUTATION OF LOSS PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)


                                        THREE MONTHS ENDED   SIX MONTHS ENDED
                                             JUNE 30,           JUNE 30,
                                        -----------------   -----------------
                                         1996       1995      1996     1995
                                         ----       ----      ----     ----

Net loss                               $(1,347)  $(1,161)  $(2,726)  $(2,732)
                                       --------  --------  --------  --------

Weighted average number
of shares outstanding                    5,749     5,487     5,728     5,442
                                       --------  --------  --------  --------

Common and common
equivalent shares used in
computing per share
amounts                                  5,749     5,487     5,728     5,442
                                       --------  --------  --------  --------
                                       --------  --------  --------  --------


Net loss per share                     $ (0.23)  $ (0.21)  $ (0.48)  $ (0.50)
                                       --------  --------  --------  --------
                                       --------  --------  --------  --------